Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy, Investor Relations (212) 515-4625

GateHouse Media Completes Acquisition of Journal Register Newspapers

Fairport, New York. February 12, 2007—GateHouse Media, Inc. (NYSE: GHS) announced today it completed the previously announced acquisition of seven publications located in Southeastern Massachusetts from the Journal Register Company for a purchase price of $70 million plus approximately $2 million of working capital. The seven publications are comprised of 2 daily and 3 weekly newspapers and 2 shopper publications located in the towns of Fall River and Taunton. The 2 daily papers are the Fall River Herald News which has a circulation of 20,932 and the Taunton Daily Gazette which has a circulation of 9,437. The acquisition was financed with a combination of cash on hand and available credit under existing facilities.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. GateHouse Media now owns over 445 community publications located in 18 states across the country, and more than 235 related websites reaching approximately 9 million people on a weekly basis. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

GATEHOUSE MEDIA, INC

350 WillowBrook Office Park

Fairport, New York 14450

Phone 585-598-0030 Fax 585-248-2631